ACTION BY UNANIMOUS WRITTEN CONSENT
                                OF THE
                         BOARD OF DIRECTORS

                           The undersigned
                           ALPHATRADE.COM
                        a Nevada corporation


     The undersigned, being all of the directors of ALPHATRADE.COM, a Nevada corporation (the "Corporation"), pursuant to Section 78.315 (2) and Section
78.390 of the Nevada Revised Statutes, do hereby consent in writing to the actions set forth below.

WHEREAS:     The Board of Directors wish to reduce the exercise price on the year 2000 Stock Option Plan to an exercise price more in line with the trading price of the company's shares. The Board is concerned that current employees and consultants would not view the current pricing as incentive to stay with the Company and that a reduction in strike price would ensure a long term commitment to the Company.

VOTED:     To amend the 2000 Stock Option Plan to reduce the exercise price on the stock options as follows: 327,000 shares at an exercise price of $0.20 per share and the remaining 803,000 shares at an exercise price of $0.50 per share.

VOTED:     To reduce the price of the 590,000 stock awards granted pursuant to the year 2000 stock option plan from a price of $1.00 per share to a price of $0.20 per share.

VOTED:     To the extent requested by the foregoing Optionees to whom stock options have been issued pursuant to the immediately preceding vote, to allow such Optionees to offset their presently due or their next maturing compensation to pay the exercise price for all or any portion of such options.

VOTED:     To authorize the President, in her sole discretion, to cause the
Company to lend the aforesaid Optionees sufficient funds to exercise the stock options awarded them pursuant to the second preceding vote, such funds to bear interest at six percent (6%) per annum and to be repaid concurrent with the next maturing compensation due such Optionees.

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VOTED:     To authorize the various officers of the Corporation to take such action as they may deem necessary or advisable to carry out the foregoing votes.

     IN WITNESS WHEREOF, the undersigned, being all of the directors of the Corporation, have executed this Action by Unanimous Written Consent as of December 8, 2000.


/s/ Penny Perfect                   /s/ Gordon Muir
-----------------                   ---------------
Penny Perfect, Director            Gordon Muir, Director


/s/ Victor Cardenas                 /s/ Lisa McVeigh
-------------------                 ----------------
Victor Cardenas, Director        Lisa McVeigh, Director


/s/ Raymond Hatch
-----------------
Raymond Hatch, Director